EXHIBIT 99.01

Cepheid Reports Preliminary Financial Results for Fourth Quarter and Fiscal Year 2003

Sunnyvale, CA, January 29, 2004 ... Cepheid (NASDAQ: CPHD) today announced its unaudited operating results for the fourth quarter and fiscal year ended December 31, 2003.

Total product sales for the three months ended December 31, 2003 increased 33% to $4.9 million from $3.7 million for the three months ended December 31, 2002. For the year ended December 31, 2003, total product sales increased 27% to $15.8 million from $12.4 million for the year ended December 31, 2002. Total revenues for the three months ended December 31, 2003 increased 14% to $5.3 million from $4.7 million for the three months ended December 31, 2002. For the year ended December 31, 2003, total revenue increased 26% to $18.5 million from $14.7 million for the year ended December 31, 2002.

The gross profit margin on product sales for the three months ended December 31, 2003 was 55% compared to gross profit on product sales of 43% for the three months ended December 31, 2002. For the year ended December 31, 2003, gross profit margin on product sales was 45% compared to gross profit of 29% for the year ended December 31, 2002. Net loss for the three months ended December 31, 2003 was $4.5 million, or $0.13 per share (based on weighted average shares outstanding of 35.7 million), compared to net loss of $3.5 million, or $0.11 per share (based on weighted average shares outstanding of 30.8 million) for the three months ended December 31, 2002. The net loss for the three months ended December 31, 2003 included $0.5 million in financial advisor fees related to the execution of our collaboration arrangement with bioMerrieux. For the year ended December 31, 2003, Cepheid reported a net loss of $17.5 million, or $0.53 per share (based on weighted average shares outstanding of 33.4 million), compared to net loss of $19.7 million for the year ended December 31, 2002, or $0.70 per share (based on weighted average shares outstanding of 28.2 million).

2004 Outlook

For 2004, product sales are expected to be in the range of $42.0 million to $46.0 million based on currently expected realization of phase one sales for the USPS program and sales expected from other existing products. Due to seasonal factors and expected March implementation of BDS deployment, realization of product sales is expected to be more heavily weighted toward the second half of the year. Gross profit margins for 2004 are expected to improve over those achieved for 2003. However, gross profit margins are not necessarily expected to be as high as the level achieved in the fourth quarter of 2003. Net loss is expected to be in the range of $10.5 million to $12.5 million or $0.29 to $0.35 per share, based on actual weighted average shares outstanding of 35.7 million as of December 31, 2003.

Cepheid expects to announce final fourth quarter and fiscal year 2003 results on February 17,

2004. Further details including conference call dial in and webcast information will be forthcoming.

About Cepheid
Cepheid (Nasdaq: CPHD), based in Sunnyvale, Calif., is a leading developer, manufacturer and marketer of fully integrated systems that enable genetic assessment when and where it is needed. Founded in 1996, the company is commercializing its technology and products world-wide for research, medical, and industrial applications requiring assessment of the human genome, infectious disease and biothreat agents. See www.cepheid.com for more information.

This press release contains forward-looking statements that are not purely historical regarding Cepheid’s or its management’s intentions, beliefs, expectations and strategies for the future, including those relating to future product sales and net loss. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results could differ materially from the company’s current expectations. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to: the scope and timing of actual U.S. Postal Service funding and deployment of the Biohazard Detection System (BDS); the rate of environmental testing using the BDS conducted by the U.S. Postal Service, which will affect the amount of consumable products sold, and whether the BDS, as-built, performs to specifications; development and manufacturing problems, including with respect to the GeneXpert system and reagents; the need for additional licenses for new tests and other products; Cepheid’s ability to successfully commercialize our stand-alone GeneXpert system; lengthy sales cycles in certain markets; the performance and market acceptance of the group B streptococcus product; Cepheid’s reliance on distributors to market, sell and support its products; Cepheid’s success in increasing its direct sales; the impact of competitive products and pricing; the ability of Cepheid to manage geographically-dispersed operations; underlying market conditions worldwide. Readers should also refer to the section entitled “Risk Factors” in Cepheid’s Annual Report on Form 10-K for 2002 and “Factors that Might Affect Future Results” in its quarterly reports on Form 10-Q for the first three quarters of 2003, all of which were filed with the Securities and Exchange Commission.

All forward-looking statements and reasons why results might differ included in this release are made as of the date of this press release, based on information currently available to Cepheid, and Cepheid assumes no obligation to update any such forward-looking statement or reasons why results might differ.